PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
June 12, 2013

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2013 FIRST QUARTER RESULTS

•	FIRST QUARTER NON-GAAP EPS OF $1.91 SIGNIFICANTLY EXCEEDED GUIDANCE OF $1.33; GAAP LOSS PER SHARE WAS $(0.25)

•	COMPANY REITERATES FULL YEAR 2013 NON-GAAP EPS GUIDANCE OF $7.00, REFLECTING THE INVESTMENTS NEEDED TO RESTORE AND DRIVE LONG-TERM GROWTH OF ACQUIRED BUSINESSES
New York, New York - PVH Corp. [NYSE: PVH] reported 2013 first quarter results.

Non-GAAP Amounts:
The discussions of historical results in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of First Quarter Results:

•	Earnings per share was $1.91 on a non-GAAP basis, which significantly exceeded the Company’s guidance, as compared to the prior year’s first quarter non-GAAP earnings per share of $1.33.

•
GAAP loss per share was $(0.25) as compared to the prior year’s first quarter GAAP earnings per share of $1.30, due to significant costs incurred in connection with the Company’s acquisition during the quarter of its former licensee, The Warnaco Group,

Inc. (“Warnaco”), and with the related integration and restructuring, a significant portion of which was non-cash.

•
Revenue on a non-GAAP basis of $1.940 billion exceeded guidance by $40 million and increased 36% as compared to the prior year’s first quarter (which was in accordance with GAAP). The increase was principally driven by the addition of approximately $487 million of revenue related to the newly acquired Warnaco businesses, net of a reduction in licensing revenue attributable to Warnaco from the prior year, and an increase of $41 million related to the Tommy Hilfiger business, partially offset by the loss of $28 million attributable to the Izod women’s and Timberland wholesale sportswear businesses, which the Company exited in 2012. On a GAAP basis, revenue of $1.910 billion was $30 million lower than non-GAAP revenue due to sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

Segment Presentation
The acquisition of Warnaco has significantly impacted the way the Company manages and analyzes its operating results. Beginning with the first quarter, the Company changed how it discusses its business segments and results. The Company aggregates its segments into three main businesses: (i) Calvin Klein, which now consists of the Calvin Klein North America and Calvin Klein International segments; (ii) Tommy Hilfiger, which consists of the Tommy Hilfiger North America and Tommy Hilfiger International segments; and (iii) Heritage Brands, which now consists of the Heritage Brands Wholesale and Heritage Brands Retail segments, whose operations are in North America and now include the swimwear and women’s intimate apparel wholesale businesses acquired with Warnaco. Refer to Appendix A later in this release for a further discussion and the adjusted 2012 quarterly and annual revenue and earnings before interest and taxes by segment.

First Quarter Business Review:
Due to the 53rd week in fiscal 2012, first quarter 2013 comparable store sales are more appropriately compared with the thirteen week period ended May 6, 2012. All comparable store sales discussed in this release are presented on this shifted basis.

Calvin Klein
Revenue on a non-GAAP basis in the Calvin Klein business increased to $638 million from $262 million in the prior year’s first quarter. $361 million of the increase in revenue was due to the Warnaco acquisition and is net of the reduction in licensing revenue attributable to Warnaco for the prior year. Comparable store sales within the Company’s Calvin Klein North America retail business increased 4% despite unseasonably cold weather in March and April. With respect to the Warnaco Calvin Klein jeans and underwear businesses, revenue exceeded the Company’s estimate as a result of strong business in China and Brazil, due in part to wholesale shipments planned in the second quarter being accelerated into the first quarter, partially offset by continued weakness in Korea. The European business was on plan with a mid-single digit sales decline due to weakness in jeans, particularly in Spain and Italy where the European business is primarily concentrated and where the Company is currently restructuring the distribution mix. Comparable store sales within the Calvin Klein International segment decreased 5%.

Royalty revenue in the first quarter decreased $22 million from the prior year amount, principally due to the loss of royalties from Warnaco subsequent to the acquisition date and the expiration of a long-term contractual agreement related to royalties in the North American women’s sportswear business. Excluding the expiration of this contract and loss of Warnaco royalties, royalty revenue increased 4% due to strength in handbags and accessories, women’s coats, outerwear and suits.

GAAP revenue in the current year’s first quarter was $608 million, or $30 million lower than non-GAAP revenue, due to the sales returns mentioned above.

Earnings before interest and taxes for the Calvin Klein business increased to $106 million on a non-GAAP basis, as compared to $58 million in the prior year’s first quarter (which was in accordance with GAAP), due largely to earnings related to the Calvin Klein businesses acquired from Warnaco and a strong increase in the Company’s North America retail business due to the revenue increase mentioned above, combined with improved gross margins.

On a GAAP basis, earnings before interest and taxes for the Calvin Klein business decreased to a loss of $(36) million, as compared to earnings of $58 million in the prior year’s first quarter. This decrease was due principally to the significant acquisition and integration costs incurred during the first quarter, a significant portion of which was non-cash, partially offset by the net earnings from the acquired businesses noted above.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business increased 5% to $811 million from $770 million in the prior year’s first quarter. Within the Tommy Hilfiger North America business, revenue increased 14%, principally driven by a 5% retail comparable store sales increase, retail square footage expansion and strong North America wholesale revenue growth. The increase in the North America wholesale business was due, in part, to the acceleration into the first quarter of wholesale shipments that were initially planned for the second quarter. Revenue in the Tommy Hilfiger International business was flat as compared to the prior year’s first quarter. Revenue growth in Europe was driven by a 4% retail comparable store sales increase despite unseasonably cool weather, but was offset by the negative impact of a weaker Yen and continued weakness in the Company’s Japanese business, where it continues to strategically reposition the brand.

Earnings before interest and taxes for the Tommy Hilfiger business increased 15% to $118 million from $103 million on a non-GAAP basis and $102 million on a GAAP basis in the prior year’s first quarter. The North America business drove the increase as a result of the net revenue growth discussed above and an improvement in gross margin resulting from an increase in average unit retail selling prices and stronger sell throughs.

Heritage Brands
Total revenue for the Heritage Brands business increased 24% to $491 million as compared to $395 million in the prior year’s first quarter, due principally to the addition of $126 million of revenue related to Warnaco’s Speedo swimwear and Warner’s and Olga women’s intimate apparel businesses. Partially offsetting this increase was a decrease of $28 million, or 7%, resulting from the 2012 exit from the Izod women’s and Timberland wholesale sportswear businesses. Excluding the impact of exited businesses, revenue for the pre-

existing Heritage Brands business decreased 1%, principally driven by a 7% comparable store sales decline due principally to the soft performance of the Company’s Bass retail business and unseasonably cool weather in the Northeast and Midwest, partially offset by a strong increase in the Izod men’s wholesale sportswear business due, in part, to the timing of shipments.

Earnings before interest and taxes for the Heritage Brands business was $39 million on a non-GAAP basis, as compared to the prior year’s first quarter of $18 million (which was in accordance with GAAP). The increase was due principally to (i) the addition of earnings related to the acquired Warnaco Heritage Brands businesses; and (ii) operating margin expansion in the pre-existing wholesale business primarily driven by strong gross margin improvement in the Izod men’s, Van Heusen and Arrow wholesale sportswear businesses, combined with exiting the lower-margin Izod women’s and Timberland wholesale sportswear businesses. Partially offsetting these increases was a decline in the Bass retail business, driven by the comparable store sales decline mentioned above, combined with higher promotional selling across the Heritage Brands Retail business, which pressured gross margins.

On a GAAP basis, earnings before interest and taxes for the Heritage Brands business was $22 million, as compared to $18 million in the prior year’s first quarter. This increase was due principally to the revenue and operating margin increases noted above, partially offset by Warnaco acquisition and integration costs, a significant portion of which was non-cash.

First Quarter Consolidated Earnings:
Earnings before interest and taxes on a non-GAAP basis increased 51% to $241 million from $159 million in the prior year’s first quarter due in large part to the positive impact of the acquired Warnaco businesses. The increase in earnings before interest and taxes on a non-GAAP basis was driven by the net effect of (i) an increase of $48 million in the Calvin Klein business; (ii) an increase of $15 million in the Tommy Hilfiger business; (iii) an increase of $21 million in the Heritage Brands business; and (iv) an increase of $3 million in corporate expenses due principally to the addition of Warnaco corporate expenses, net of synergies realized from the acquisition.

The Company posted earnings before interest and taxes on a GAAP basis of $7 million, as compared to $156 million in the prior year’s first quarter. The decline in earnings was due principally to $235 million of acquisition, integration, restructuring and debt modification and extinguishment charges related to the Warnaco acquisition, partially offset by the net effect of the changes discussed above. Acquisition, integration, restructuring and debt modification and extinguishment charges totaling $133 million were non-cash, the majority of which relate to short-lived valuation adjustments and amortization.

Net interest expense increased to $45 million on a non-GAAP basis, as compared to $29 million in the prior year’s first quarter (which was in accordance with GAAP), due to the debt incurred in connection with the Warnaco acquisition, which increased the Company’s total indebtedness above the pre-acquisition level. GAAP net interest expense was $46 million.

The effective tax rate was 20.6% on a non-GAAP basis as compared to 24.8% on a non-GAAP basis in the prior year’s first quarter. The non-GAAP effective tax rate in the first quarter of 2013 was lower than plan, which resulted in a favorable impact of $14 million, or $0.17 per share, due to the timing of certain discrete tax items. Such discrete items were also the reason for the decrease in the first quarter non-GAAP tax rate as compared to the prior year’s first quarter. On a GAAP basis, the impact of the Warnaco acquisition on pre-tax income, combined with certain discrete items recorded during the quarter, resulted in the GAAP effective tax rate increasing to 48.9%, as compared to 24.7% in the prior year’s first quarter.

2013 Guidance:
Please see the section entitled “Full Year and Second Quarter Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
Despite the strong tone of business that led to the Company’s outperformance in the first quarter, the Company believes it is premature to adjust its full year earnings guidance, given the short amount of time that has passed since closing the Warnaco acquisition and the complexity of the integration.

The Company continues to project that revenue in 2013 will be approximately $8.2 billion.

Revenue for the Calvin Klein business in 2013 on a non-GAAP basis is projected to increase to approximately $2.75 billion as compared to the 2012 amount of $1.15 billion, principally due to the Warnaco jeans and underwear businesses. Revenue for the Tommy Hilfiger business in 2013 is expected to be approximately $3.40 billion as compared to the 2012 amount of $3.22 billion. Revenue for the Heritage Brands business in 2013 is projected to increase to approximately $2.05 billion as compared to the 2012 amount of $1.68 billion due principally to the addition of revenue related to the newly acquired Speedo swimwear and Warner’s and Olga women’s intimate apparel businesses.

The Company continues to project that non-GAAP earnings per share will be approximately $7.00, as compared to the $6.58 in 2012.

The Company currently projects that 2013 interest expense will be approximately $200 million and that the 2013 full year tax rate will be approximately 25.5% to 26.5%. The Company currently plans to make term loan payments of approximately $400 million during the remainder of 2013, the majority of which are expected to be voluntary.

The Company’s 2013 earnings per share estimate excludes approximately $450 million of pre-tax costs associated with the Warnaco acquisition and the related integration, restructuring and debt modification and extinguishment, of which approximately $225 million are expected to be non-cash charges, the majority of which are expected to relate to short-lived valuation adjustments and amortization. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Second Quarter Guidance
Revenue in the second quarter of 2013 is expected to be approximately $1.9 billion.

Revenue for the Calvin Klein business in the second quarter of 2013 is projected to increase to approximately $625 million as compared to the 2012 amount of $251 million principally due to the Warnaco jeans and underwear businesses. Revenue for the Tommy Hilfiger business in the second quarter of 2013 is expected to be approximately $775 million as compared to the 2012 amount of $722 million. Revenue for the Heritage Brands business in the second quarter of 2013 is projected to increase to approximately $500 million as compared to the 2012 amount of $363 million due principally to the addition of revenue related to the newly acquired Speedo swimwear and Warner’s and Olga women’s intimate apparel businesses.

On a non-GAAP basis, earnings per share for the second quarter is currently projected to be approximately $1.35 as compared to $1.28 in the prior year’s second quarter.

The Company currently projects that second quarter 2013 interest expense will be approximately $50 million and that the 2013 second quarter tax rate will be approximately 30.0% to 31.0%.

The Company’s second quarter 2013 earnings per share estimate excludes approximately $125 million of pre-tax costs associated with the integration and related restructuring of Warnaco, of which approximately $75 million are expected to be non-cash charges, the majority of which relate to short-lived valuation adjustments and amortization. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our first quarter performance, which included our newly acquired Warnaco businesses and significantly exceeded our guidance. Our results demonstrated the strength of the Calvin Klein and Tommy Hilfiger businesses, which both continue to exhibit strong global growth, despite the macro-environment and unseasonably cold weather that negatively impacted sales of spring product in North America and Europe. We were also pleased to see the strong operating improvements in our pre-existing Heritage Brands wholesale business, primarily in the sportswear division, and believe the Speedo, Warner’s and Olga brands are proving to be strategic complements to our pre-existing Heritage Brands portfolio.”

Mr. Chirico continued, “During the first quarter, we began to make the necessary investments to rebuild Warnaco’s Calvin Klein jeanswear and underwear businesses, which will allow us to capitalize on their long-term growth opportunities. We are committed to successfully executing on our previously announced initiatives, which include our focus on upgrading the quality and product design of Calvin Klein jeanswear, investing in marketing and merchandising, reducing excess inventory levels, and restructuring the sales distribution mix for these businesses in Europe and North America. Additionally, significant steps are being taken to enhance the existing operating infrastructure and fill key positions across the organization. The impact of these initiatives will result in a more pronounced increase in expenses in the second half of the year. Taking into account all of these initiatives and that we are only four months into our acquisition, we believe it is prudent to hold our full year non-GAAP earnings guidance at $7.00.”

Mr. Chirico concluded, “2013 will be a year of transition for PVH. We are actively implementing our integration plans to build upon the foundation of PVH around the world and pave the way for the continued success of our businesses. We are optimistic that the expansion of our brands globally and the sound execution of our business strategies will continue to drive long-term growth and stockholder value.”

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•	A revenue reduction of $30 million in the first quarter of 2013 due to sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

•
Pre-tax costs of approximately $450 million expected to be incurred in 2013 in connection with the acquisition, integration and related restructuring of Warnaco, including costs associated with the Company’s debt modification and extinguishment and the sales returns mentioned above, of which $235 million was incurred in the first quarter and approximately $125 million is expected to be incurred in the second quarter. Approximately $225 million of the acquisition, integration and related restructuring charges expected to be incurred in 2013 are non-cash charges, the majority of which are short-lived valuation adjustments and amortization.

•	Pre-tax interest expense of $1 million incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition.

•
Pre-tax costs of $21 million incurred in 2012 principally in connection with the integration of Tommy Hilfiger, and the related restructuring, of which $3 million was incurred in the first quarter, $5 million was incurred in the second quarter, $7 million was incurred in the third quarter and $6 million was incurred in the fourth quarter.

•	Pre-tax costs of $43 million incurred in 2012 in connection with the acquisition of Warnaco, of which $6 million was incurred in the third quarter and $36 million was incurred in the fourth quarter.

•	A pre-tax expense of $28 million recorded in the fourth quarter of 2012 related to recognized actuarial losses on retirement plans.

•
Pre-tax interest expense of $4 million recorded in the fourth quarter of 2012 related to $700 million of new senior notes, which were issued during the fourth quarter to fund a portion of the purchase price for Warnaco.

•
A tax benefit of $14 million in 2012 related to the recognition of previously unrecognized net operating loss assets and tax credits, of which $5 million was recorded in the third quarter and $9 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring or debt modification and extinguishment cost or actuarial loss on retirement plans immediately recognized in earnings to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible, with the tax benefit taken at the statutory income tax rate of the local jurisdiction, or as non-deductible, in which case the Company assumed no tax benefit.

Please see Tables 1 through 8 and the sections entitled “Full Year and Second Quarter Reconciliations of GAAP to Non-GAAP Amounts” and “Appendix A” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its first quarter earnings release is scheduled for Thursday, June 13, 2013 at 8:30 a.m. EDT. Please log on either to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #6668892. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to the Company’s acquisition of The Warnaco Group, Inc. (“Warnaco”), are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Warnaco, the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from Warnaco; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended
	5/5/13	4/29/12

Net sales	$1,823,045	$1,312,849
Royalty revenue	67,067	85,460
Advertising and other revenue	20,048	29,097
Total revenue	$1,910,160	$1,427,406

Gross profit on net sales	$864,746	$642,272
Gross profit on royalty, advertising and other revenue	87,115	114,557
Total gross profit	951,861	756,829

Selling, general and administrative expenses	907,008	602,671

Debt modification and extinguishment costs	40,395

Equity in income of unconsolidated affiliates	2,327	1,924

Earnings before interest and taxes	6,785	156,082

Interest expense, net	45,949	29,244

Pre-tax (loss) income	(39,164)	126,838

Income tax (benefit) expense	(19,151)	31,362

Net (loss) income	(20,013)	95,476

Less: income attributable to redeemable non-controlling interest	39

Net (loss) income attributable to PVH Corp.	$(20,052)	$95,476

Diluted net (loss) income per common share attributable to PVH Corp.(1)	$(0.25)	$1.30

	Quarter Ended
	5/5/13	4/29/12

Depreciation and amortization expense	$95,843	$33,459

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net (loss) income per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2013 in connection with its acquisition and integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the revenue and gross margin reduction due to sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels; (iii) the costs incurred in 2013 in connection with the Company’s debt modification and extinguishment; (iv) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition; (v) the costs incurred in 2012 in connection with its integration of Tommy Hilfiger and the related restructuring; and (vi) the tax effects associated with these costs, which are on a non-GAAP basis for each year, provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the costs above are also the basis for certain incentive compensation calculations.

The following table presents the Company’s non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended
	5/5/13	4/29/12

Non-GAAP Measures
Total revenue(1)	$1,940,160
Total gross profit(2)	1,017,158
Selling, general and administrative expenses(3)	778,198	$599,355
Earnings before interest and taxes(4)	241,287	159,398
Interest expense, net(5)	45,109
Income tax expense(6)	40,503	32,294
Net income attributable to PVH Corp.(7)	155,636	97,860
Diluted net income per common share attributable to PVH Corp.(8)	$1.91	$1.33

Depreciation and amortization expense(9)	$52,117

(1) Please see Table 2 for reconciliation of GAAP to non-GAAP revenue.
(2) Please see Table 4 for reconciliation of GAAP to non-GAAP gross profit.
(3) Please see Table 5 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(4) Please see Table 3 for reconciliation of GAAP to non-GAAP earnings before interest and taxes.
(5) Please see Table 6 for reconciliation of GAAP to non-GAAP interest expense.
(6)    Please see Table 7 for reconciliation of GAAP to non-GAAP income tax (benefit) expense and an explanation of the calculation of the tax effects associated with acquisition, integration, restructuring and debt modification and extinguishment costs.

(7) Please see Table 1 for reconciliation of GAAP to non-GAAP net (loss) income.
(8) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net (loss) income per common share.
(9) Please see Table 8 for reconciliation of GAAP depreciation and amortization expense to non-GAAP depreciation and amortization expense.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net (loss) income to non-GAAP net income

	Quarter Ended
	5/5/13	4/29/12

Net (loss) income attributable to PVH Corp.	$(20,052)	$95,476

Diluted net (loss) income per common share attributable to PVH Corp.(1)	$(0.25)	$1.30

Items excluded:

Gross margin associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)	35,297

Gross margin impact of sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30,000

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	85,084

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		3,316

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	43,726

Debt modification and extinguishment costs	40,395

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes	840

Tax effect of the items above(2)	(59,654)	(932)

Non-GAAP net income attributable to PVH Corp.	$155,636	$97,860

Non-GAAP diluted net income per common share attributable to PVH Corp.(1)	$1.91	$1.33

(1) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net (loss) income per common share.
(2) Please see Table 6 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliation of GAAP revenue to non-GAAP revenue

Quarter Ended
5/5/13

Revenue	$1,910,160

Items excluded:

Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30,000

Non-GAAP revenue	$1,940,160

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 3 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended
	5/5/13	4/29/12

Earnings before interest and taxes	$6,785	$156,082

Items excluded:

Gross margin associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)	35,297

Gross margin impact of sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30,000

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	85,084

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		3,316

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	43,726

Debt modification and extinguishment costs	40,395

Non-GAAP earnings before interest and taxes	$241,287	$159,398

Table 4 - Reconciliation of GAAP gross profit to non-GAAP gross profit

Quarter Ended
5/5/13

Gross profit	$951,861

Items excluded:

Gross margin associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)	35,297

Gross margin impact of sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30,000

Non-GAAP gross profit	$1,017,158

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 5 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended
	5/5/13	4/29/12

SG&A	$907,008	$602,671

Items excluded:

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	(85,084)

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		(3,316)

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	(43,726)

Non-GAAP SG&A	$778,198	$599,355

Table 6 - Reconciliation of GAAP net interest expense to non-GAAP net interest expense

Quarter Ended
5/5/13

Interest expense, net	$45,949

Items excluded:

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes	(840)

Non-GAAP interest expense, net	$45,109

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 7 - Reconciliation of GAAP income tax (benefit) expense to non-GAAP income tax expense

	Quarter Ended
	5/5/13	4/29/12

Income tax (benefit) expense	$(19,151)	$31,362

Items excluded:

Income tax effect of acquisition, integration, restructuring and debt modification and extinguishment costs (1)	59,654	932

Non-GAAP income tax expense	$40,503	$32,294

(1) The estimated tax effects of the Company’s acquisition, integration, restructuring and debt modification and extinguishment costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring and debt modification and extinguishment cost to determine if such item is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s acquisition, integration, restructuring and debt modification and extinguishment costs were identified as either primarily tax deductible, with the tax benefit taken at the statutory income tax rate of the local jurisdiction, or as non-deductible, in which case the Company assumed no tax benefit.

Table 8 - Reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization

Quarter Ended
5/5/13

Depreciation and amortization	$95,843

Items excluded from GAAP depreciation and amortization:

Depreciation and amortization related to Warnaco acquisition (principally short-lived non-cash valuation amortization recorded in SG&A)	(43,726)

Non-GAAP depreciation and amortization	$52,117

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In thousands, except per share data)

A.    The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended				Quarter Ended
	5/5/13				4/29/12
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net (loss) income attributable to PVH Corp.	$(20,052)	$(175,688)	(1)	$155,636	$95,476	$(2,384)	(2)	$97,860

Weighted average common shares	79,970			79,970	68,539			68,539
Weighted average dilutive securities		1,686		1,686	1,588			1,588
Weighted average impact of assumed convertible preferred stock conversion	—			—	3,475			3,475
Total shares	79,970			81,656	73,602			73,602

Diluted net (loss) income per common share attributable to PVH Corp.	$(0.25)			$1.91	$1.30			$1.33

(1)
Represents the impact on net (loss) income in the quarter ended May 5, 2013 from the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the impact of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels; (iii) the costs incurred in connection with the Company’s debt modification and extinguishment; (iv) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition; and (v) the tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net loss to non-GAAP net income.

(2) Represents the impact on net income in the quarter ended April 29, 2012 from the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; and (ii) the tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	May 5,	April 29,
	2013	2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$746,281	$238,612
Receivables	830,028	544,174
Inventories	1,150,314	735,848
Other Current Assets	355,828	209,319
Total Current Assets	3,082,451	1,727,953
Property, Plant and Equipment	678,432	479,486
Goodwill and Other Intangible Assets	7,501,177	4,406,826
Other Assets	345,224	166,132
	$11,607,284	$6,780,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,174,229	$795,023
Short-Term Borrowings	14,724	107,393
Current Portion of Long-Term Debt	98,750	79,477
Other Liabilities	1,837,808	1,174,517
Long-Term Debt	4,362,338	1,794,862
Redeemable Non-Controlling Interest	5,746
Stockholders’ Equity	4,113,689	2,829,125
	$11,607,284	$6,780,397

PVH CORP.
Segment Data

Segment Presentation
The acquisition of Warnaco has significantly impacted the way the Company manages and analyzes its operating results. Beginning with the first quarter, the Company changed how it discusses its business segments and results. The Company aggregates its segments into three main businesses: (i) Calvin Klein, which now consists of the Calvin Klein North America and Calvin Klein International segments; (ii) Tommy Hilfiger, which consists of the Tommy Hilfiger North America and Tommy Hilfiger International segments; and (iii) Heritage Brands, which now consists of the Heritage Brands Wholesale and Heritage Brands Retail segments, whose operations are in North America and now include the swimwear and women’s intimate apparel wholesale businesses acquired with Warnaco. 2012 data in the following tables has been restated in order to present that information on a basis consistent with the current year. Refer to Appendix A later in this release for a further discussion and the adjusted 2012 second through fourth quarter and full year revenue and earnings before interest and taxes by segment.

PVH CORP.
Segment Data (continued)
(In thousands)

REVENUE BY SEGMENT
	Quarter Ended			Quarter Ended
	5/5/13			4/29/12
	Results
	Under		Non-GAAP
Calvin Klein North America	GAAP	Adjustments(1)	Results
Net sales	$293,340		$293,340	$161,974
Royalty revenue	25,416		25,416	31,308
Advertising and other revenue	8,695		8,695	11,874
Total	327,451		327,451	205,156

Calvin Klein International
Net sales	255,188	(30,000)	285,188	9,745
Royalty revenue	18,353		18,353	34,165
Advertising and other revenue	6,866		6,866	13,053
Total	280,407	(30,000)	310,407	56,963

Total Calvin Klein
Net sales	548,528	(30,000)	578,528	171,719
Royalty revenue	43,769		43,769	65,473
Advertising and other revenue	15,561		15,561	24,927
Total	607,858	(30,000)	637,858	262,119

Tommy Hilfiger North America
Net sales	337,676		337,676	298,980
Royalty revenue	6,490		6,490	4,524
Advertising and other revenue	2,458		2,458	1,687
Total	346,624		346,624	305,191

Tommy Hilfiger International
Net sales	451,786		451,786	453,850
Royalty revenue	11,753		11,753	10,280
Advertising and other revenue	1,214		1,214	1,044
Total	464,753		464,753	465,174

Total Tommy Hilfiger
Net sales	789,462		789,462	752,830
Royalty revenue	18,243		18,243	14,804
Advertising and other revenue	3,672		3,672	2,731
Total	811,377		811,377	770,365

Heritage Brands Wholesale
Net sales	354,569		354,569	254,118
Royalty revenue	3,992		3,992	3,980
Advertising and other revenue	604		604	1,168
Total	359,165		359,165	259,266

Heritage Brands Retail
Net sales	130,486		130,486	134,182
Royalty revenue	1,063		1,063	1,203
Advertising and other revenue	211		211	271
Total	131,760		131,760	135,656

Total Heritage Brands
Net sales	485,055		485,055	388,300
Royalty revenue	5,055		5,055	5,183
Advertising and other revenue	815		815	1,439
Total	490,925		490,925	394,922

Total Revenue
Net sales	1,823,045	(30,000)	1,853,045	1,312,849
Royalty revenue	67,067		67,067	85,460
Advertising and other revenue	20,048		20,048	29,097
Total	$1,910,160	$(30,000)	$1,940,160	$1,427,406

(1)
Adjustments for the quarter ended May 5, 2013 represent the elimination of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	5/5/13			4/29/12
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$12,438	$(41,102)	$53,540	$36,078		$36,078

Calvin Klein International	(48,154)	(100,460)	52,306	22,226		22,226

Total Calvin Klein	(35,716)	(141,562)	105,846	58,304		58,304

Tommy Hilfiger North America	46,010		46,010	28,877	$(379)	29,256

Tommy Hilfiger International	72,142		72,142	73,480		73,480

Total Tommy Hilfiger	118,152		118,152	102,357	(379)	102,736

Heritage Brands Wholesale	28,355	(17,523)	45,878	20,240		20,240

Heritage Brands Retail	(6,803)		(6,803)	(2,596)		(2,596)

Total Heritage Brands	21,552	(17,523)	39,075	17,644		17,644

Corporate	(97,203)	(75,417)	(21,786)	(22,223)	(2,937)	(19,286)

Total earnings before interest and taxes	$6,785	$(234,502)	$241,287	$156,082	$(3,316)	$159,398

(1)
Adjustments for the quarter ended May 5, 2013 represent the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the impact of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels; and (iii) the costs incurred in connection with the Company’s debt modification and extinguishment.

(2)	Adjustments for the quarter ended April 29, 2012 represent the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring.

PVH CORP.
Full Year and Second Quarter Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2013 estimated results excluding (a) costs expected to be incurred in connection with its acquisition and integration of Warnaco and the related restructuring; (b) the impact of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels; (c) the costs incurred in connection with the Company’s debt modification and extinguishment; (d) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition; (e) the actuarial loss expected to be incurred on retirement plans; and (f) the estimated tax effects associated with these costs, and (2) 2012 results excluding (a) costs incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (b) costs incurred in connection with its acquisition of Warnaco; (c) the interest expense incurred in connection with the issuance of $700 million of senior notes related to its acquisition of Warnaco; (d) the recognized actuarial loss on retirement plans; (e) the tax effects associated with these costs; and (f) the tax benefit resulting from the recognition of previously unrecognized net operating loss assets and tax credits. Both the 2013 estimated results and 2012 results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The amounts referred to in clauses (1) and (2)(a) through (2)(e) above are also excluded from earnings per share calculations for purposes of incentive compensation awards. The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an acquisition, integration, restructuring, debt modification or debt extinguishment cost or actuarial loss on retirement plans to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible, with the tax benefit taken at the statutory income tax rate of the local jurisdiction, or as non-deductible, in which case the Company assumed no tax benefit.

2013 Revenue Reconciliations	Full Year 2013 (Estimated)

GAAP Calvin Klein revenue	$2.72B
Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	$0.03B
Non-GAAP Calvin Klein revenue	$2.75B

2013 Net Income Per Common Share Reconciliations	Full Year 2013 (Estimated)	Second Quarter 2013 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$2.96	$0.30
Estimated per common share impact of after tax acquisition, integration, restructuring and debt modification and extinguishment costs and actuarial loss on retirement plans	$4.04	$1.05
Net income per common share attributable to PVH Corp. excluding impact of acquisition, integration, restructuring and debt modification and extinguishment costs and actuarial loss on retirement plans	$7.00	$1.35

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2013 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, adjustments related to the valuation of the purchase price for the Warnaco acquisition, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial loss on retirement plans. Other than the Company’s acquisition of Warnaco, which closed on February 13, 2013, and the related restructuring, the Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity.

PVH CORP.
Full Year and Second Quarter Reconciliations of GAAP to Non-GAAP Amounts (Continued)

Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share

(In millions, except per share data)

	Full Year 2012				Second Quarter 2012
	(Actual)				(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results	Results Under GAAP	Adjustments		Non-GAAP Results

Net income	$433.8	$(52.5)	(1)	$486.4	$89.9	$(4.3)	(2)	$94.2
Total weighted average shares	73.9			73.9	73.6			73.6

Diluted net income per common share	$5.87			$6.58	$1.22			$1.28

(1) Represents the impact on net income in the year ended February 3, 2013 from the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) costs incurred in connection with the Company’s acquisition of Warnaco; (iii) the interest expense incurred in connection with the issuance of $700 million of senior notes related to the Company’s acquisition of Warnaco; (iv) the recognized actuarial loss on retirement plans; (v) the tax effects associated with these costs; and (vi) the tax benefit resulting from the recognition of previously unrecognized net operating loss assets and tax credits.

(2) Represents the impact on net income in the quarter ended July 29, 2012 from the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; and (ii) the tax effects associated with these costs.

PVH CORP.
Appendix A

Change in Segment Presentation:

The acquisition of Warnaco has significantly impacted the way the Company and its chief operating decision maker manage, analyze and discuss its operating results. As such, the Company has changed its reportable segments. The Company continues to aggregate its reportable segments into three main businesses: Calvin Klein, Tommy Hilfiger and Heritage Brands. However, the reportable segments comprising these businesses are now as follows: (i) Calvin Klein consists of the Company’s Calvin Klein North America and Calvin Klein International reportable segments; (ii) Tommy Hilfiger consists of the Company’s Tommy Hilfiger North America and Tommy Hilfiger International reportable segments; and (iii) Heritage Brands consists of the Company’s Heritage Brands Wholesale and Heritage Brands Retail reportable segments. A discussion of each of these segments follows.

Calvin Klein North America segment - This segment consists of the Company’s Calvin Klein North America division. This segment derives revenue principally from (i) marketing Calvin Klein branded apparel and related products at wholesale in North America, primarily to department, mid-tier department and specialty stores; (ii) operating retail stores, which are primarily located in outlet centers, and an e-commerce website for North American customers, which sell Calvin Klein branded apparel, accessories and related products; and (iii) licensing and similar arrangements relating to the use by third parties of the brand names Calvin Klein Collection, ck Calvin Klein and Calvin Klein for a broad array of products and retail services in North America.

Calvin Klein International segment - This segment consists of the Company’s Calvin Klein International division. This segment derives revenue principally from (i) marketing Calvin Klein branded apparel and related products at wholesale principally in Europe, Asia and Brazil, primarily to department and specialty stores and franchise operators of Calvin Klein stores, and through distributors; (ii) operating retail stores in Europe, Asia and Brazil, which sell Calvin Klein branded apparel, accessories and related products; and (iii) licensing and similar arrangements relating to the use by third parties of the brand names Calvin Klein Collection, ck Calvin Klein and Calvin Klein for a broad array of products and retail services outside of North America.

Tommy Hilfiger North America segment - This segment consists of the Company’s Tommy Hilfiger North America division. This segment derives revenue principally from (i) marketing Tommy Hilfiger branded apparel and related products at wholesale in North America, primarily to department stores; and (ii) operating retail stores and an e-commerce website for North American customers, which sell Tommy Hilfiger branded apparel, accessories and related products.

Tommy Hilfiger International segment - This segment consists of the Company’s Tommy Hilfiger International division. This segment derives revenue principally from (i) marketing Tommy Hilfiger branded apparel and related products at wholesale principally in Europe, primarily to department and specialty stores and franchise operators of Tommy Hilfiger stores, and through distributors and licensees; and (ii) operating retail stores in Europe and Japan, as well as operating an international e-commerce site, which sell Tommy Hilfiger branded apparel, accessories and related products. This segment also includes the Company’s proportionate share of the net income or loss of its investments in unconsolidated affiliates.

Heritage Brands Wholesale segment - This segment consists of the Company’s heritage brands wholesale division. This segment derives revenue primarily from the marketing to department, mid-tier department and specialty stores in North America of: (i) dress shirts and neckwear under various owned and licensed brand names, including several private label brands; (ii) men’s sportswear under the brand names Van Heusen, IZOD and ARROW; (iii) swimwear, fitness apparel, swim accessories and related products under the brand name Speedo beginning in the first quarter of 2013; and (iv) women’s intimate apparel under the brand names Warner’s and Olga beginning in the first quarter of 2013. This segment also derived revenue through the second quarter of 2012 from marketing men’s sportswear under the brand name Timberland and through the third quarter of 2012 from marketing women’s sportswear under the brand name IZOD.

Heritage Brands Retail segment - This segment consists of the Company’s Heritage Brands retail division. This segment derives revenue principally from operating retail stores, primarily in outlet centers in North America, which sell apparel, footwear, accessories and related products under the brand names Van Heusen, IZOD, Bass and G.H. Bass & Co.

In order to assist in understanding the Company’s historical results for 2012 in the new segment format, the Company is furnishing the below schedules, which present the Company’s revenue and earnings before interest and taxes by segment for 2012 for the second, third and fourth quarter and full year. Revenue and earnings before interest and taxes by segment for the first quarter of 2012, as restated in the new segment format, are presented earlier in this release. While data for all segments is presented below, there were no changes to the aggregate results for any business. The only adjustments made to previously presented prior year data relate to bifurcating the aggregate Calvin Klein and Heritage Brands businesses into their new respective segments.

PVH CORP.
Appendix A (continued)
(In thousands)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
	7/29/12	10/28/12	2/3/13	2/3/13
Calvin Klein North America
Net sales	$150,546	$195,659	$206,683	$714,862
Royalty revenue	28,891	41,970	34,788	136,957
Advertising and other revenue	14,201	16,685	12,540	55,300
Total	193,638	254,314	254,011	907,119

Calvin Klein International
Net sales	12,124	13,191	10,011	45,071
Royalty revenue	30,355	36,918	38,974	140,412
Advertising and other revenue	15,114	15,224	14,373	57,764
Total	57,593	65,333	63,358	243,247

Total Calvin Klein
Net sales	162,670	208,850	216,694	759,933
Royalty revenue	59,246	78,888	73,762	277,369
Advertising and other revenue	29,315	31,909	26,913	113,064
Total	251,231	319,647	317,369	1,150,366

Tommy Hilfiger North America
Net sales	324,482	376,267	399,594	1,399,323
Royalty revenue	5,101	6,553	6,186	22,364
Advertising and other revenue	2,285	2,429	1,672	8,073
Total	331,868	385,249	407,452	1,429,760

Tommy Hilfiger International
Net sales	375,495	433,721	469,162	1,732,228
Royalty revenue	13,078	13,434	13,246	50,038
Advertising and other revenue	1,465	1,210	1,245	4,964
Total	390,038	448,365	483,653	1,787,230

Total Tommy Hilfiger
Net sales	699,977	809,988	868,756	3,131,551
Royalty revenue	18,179	19,987	19,432	72,402
Advertising and other revenue	3,750	3,639	2,917	13,037
Total	721,906	833,614	891,105	3,216,990

Heritage Brands Wholesale
Net sales	183,500	313,197	240,966	991,781
Royalty revenue	3,859	3,784	3,854	15,477
Advertising and other revenue	1,189	1,398	1,117	4,872
Total	188,548	318,379	245,937	1,012,130

Heritage Brands Retail
Net sales	173,473	169,407	180,494	657,556
Royalty revenue	1,229	1,285	1,054	4,771
Advertising and other revenue	236	438	241	1,186
Total	174,938	171,130	181,789	663,513

Total Heritage Brands
Net sales	356,973	482,604	421,460	1,649,337
Royalty revenue	5,088	5,069	4,908	20,248
Advertising and other revenue	1,425	1,836	1,358	6,058
Total	363,486	489,509	427,726	1,675,643

Total Revenue
Net sales	1,219,620	1,501,442	1,506,910	5,540,821
Royalty revenue	82,513	103,944	98,102	370,019
Advertising and other revenue	34,490	37,384	31,188	132,159
Total	$1,336,623	$1,642,770	$1,636,200	$6,042,999

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	7/29/12			10/28/12
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$36,412		$36,412	$61,933		$61,933

Calvin Klein International	23,777		23,777	30,452		30,452

Total Calvin Klein	60,189		60,189	92,385		92,385

Tommy Hilfiger North America	52,636		52,636	66,117		66,117

Tommy Hilfiger International	41,113	$(3,497)	44,610	62,583	$(6,301)	68,884

Total Tommy Hilfiger	93,749	(3,497)	97,246	128,700	(6,301)	135,001

Heritage Brands Wholesale	13,797		13,797	42,923		42,923

Heritage Brands Retail	9,306		9,306	4,357		4,357

Total Heritage Brands	23,103		23,103	47,280	—	47,280

Corporate	(23,787)	(1,044)	(22,743)	(27,227)	(6,672)	(20,555)

Total earnings before interest and taxes	$153,254	$(4,541)	$157,795	$241,138	$(12,973)	$254,111

(1)	Adjustments for the quarter ended July 29, 2012 represent the elimination of costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring.

(2)
Adjustments for the quarter ended October 28, 2012 represent the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; and (ii) costs incurred in connection with the Company’s acquisition of Warnaco.

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Year Ended
	2/3/13			2/3/13
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(1)	Results

Calvin Klein North America	$47,701		$47,701	$182,124		$182,124

Calvin Klein International	26,089		26,089	102,544		102,544

Total Calvin Klein	73,790		73,790	284,668		284,668

Tommy Hilfiger North America	52,491		52,491	200,121	$(379)	200,500

Tommy Hilfiger International	43,636	$(5,643)	49,279	220,812	(15,441)	236,253

Total Tommy Hilfiger	96,127	(5,643)	101,770	420,933	(15,820)	436,753

Heritage Brands Wholesale	24,127		24,127	101,087		101,087

Heritage Brands Retail	2,431		2,431	13,498		13,498

Total Heritage Brands	26,558		26,558	114,585	—	114,585

Corporate	(86,587)	(64,773)	(21,814)	(159,824)	(75,426)	(84,398)

Total earnings before interest and taxes	$109,888	$(70,416)	$180,304	$660,362	$(91,246)	$751,608

(1)
Adjustments for the quarter and year ended February 3, 2013 represent the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) costs incurred in connection with the Company’s acquisition of Warnaco; and (iii) the recognized actuarial loss on retirement plans.